SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934.

CATHAY BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	95-4274680
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

777 North Broadway, Los Angeles, California	90012
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
8.375% Subordinated Notes due 2007	New York Stock Exchange

If this form relates to the registration of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.  ☒

If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note: Cathay Bancorp, Inc., a Delaware corporation (the “Registrant” or “Cathay Bancorp”), is assuming the obligations of GBC Bancorp, a California corporation (“GBC Bancorp”), under the 8.375% Subordinated Notes due 2007 (the “Notes”) in connection with the merger (the “Merger”) of GBC Bancorp with and into Cathay Bancorp pursuant to the Agreement and Plan of Merger, dated as of May 6, 2003 by and among General Bank, a California banking corporation (“General Bank”), GBC Bancorp, the sole shareholder of General Bank, Cathay Bank, a California banking corporation (“Cathay Bank”), and Cathay Bancorp, the sole shareholder of Cathay Bank. The Merger will become effective upon filing of the agreement of merger with the Secretaries of State of the States of Delaware and California (the “Effective Time”). In connection with its assumption of the Notes, Cathay Bancorp has entered into a supplemental indenture dated as of October 13, 2003 by and among Cathay Bancorp, GBC Bancorp and BNY Western Trust Company, as trustee (the “Supplemental Indenture”). The Supplemental Indenture will become effective automatically at the Effective Time.

Item 1.	Description of Registrant’s Securities to be Registered.

The material set forth in the Section captioned “Description of Notes” in the Registration Statement on Form S-3 (Registration Statement No. 333-30269), filed by GBC Bancorp with the Securities and Exchange Commission on June 27, 1998 is incorporated herein by reference.

Item 2.	Exhibits

1.	Restated Certificate of Incorporation. Previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration Statement No. 33-33767).

2.	Restated Bylaws. Previously filed as an exhibit to Registrant’s Annual Report of Form 10-K for the year ended December 31, 2001.

3.	Certificate of Designation of Series A Junior Participated Preferred Stock. Previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.	Rights Agreement. Previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Registration Statement on Form 8-A on December 30, 2000.

5.	Indenture dated as of July 30, 1997 between the GBC Bancorp and Bank of New York, as trustee, relating to 8.375% Notes due 2007. Filed as an exhibit to GBC Bancorp’s Registration Statement on Form S-3 (333-30269).

6.	Form of GBC Bancorp’s 8.375% Subordinated Notes due 2007 (included as part of Exhibit 5).

7.	Supplemental Indenture dated as of October 13, 2003 by and among Registrant, GBC Bancorp and BNY Western Trust Company, as trustee. Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 21, 2003

CATHAY BANCORP, INC.

By:	/s/ Heng Chen

Heng Chen
Executive Vice President and
Chief Financial Officer